Exhibit 99.1

Ekso Bionics Reports Third Quarter 2025 Financial Results

SAN RAFAEL, Calif., October 28, 2025 (GLOBE NEWSWIRE) -- Ekso Bionics Holdings, Inc. (Nasdaq: EKSO) ("Ekso Bionics" or the “Company”), an industry leader in exoskeleton technology for medical and industrial use, today reported financial results for the three and nine months ended September 30, 2025.

Third Quarter 2025 Highlights and Accomplishments

●	Revenue grew 2% year-over-year and rebounded 105% sequentially quarter-over-quarter to $4.2 million
●	Gross margin increased 680 basis points year-over-year and 2,050 basis points sequentially quarter-over-quarter to 60.3%
●	Net loss improved 31% year-over-year and 48% sequentially quarter-over-quarter to $1.4 million
●	Launched eksoUniversity, and soon thereafter, delivered the first official CEU certification to a Connecticut-based physical therapist

“As demonstrated by our revenue rebound, increased gross margin and improved bottom line in Q3-2025, we were able to successfully navigate through an unusually challenging second quarter,” said Scott Davis, the Company’s Chief Executive Officer. “Moving forward, we remain focused on executing our growth strategy while carefully managing our resources."

Summary Third Quarter 2025 Financial Results

For the quarter ended September 30, 2025, the Company recorded revenue of $4.2 million, up 2% year-over-year from $4.1 million for the same period in 2024, and a 105% sequential increase from $2.1 million for Q2-2025.

Gross profit for the 2025 third quarter was $2.5 million, representing a gross margin of approximately 60.3%, compared to $2.2 million for the same period in 2024, representing a gross margin of 53.5%. The increase in gross profit was driven primarily by an increase in high margin Enterprise Health sales, while the increase in gross margin was primarily driven by lower device cost and improved margins in service.

Sales and marketing expenses for the 2025 third quarter were $1.3 million, compared to $1.8 million for the same period in 2024. The decrease was primarily due to lower payroll expense from the receipt of the Employee Retention Credit ("ERC") under the CARES Act, and lower discretionary payroll expense.

Research and development expenses for the three months ended September 30, 2025 were $0.6 million, compared to $0.8 million for the same period in 2024. The decrease was primarily due to lower payroll expense from the receipt of the ERC and lower headcount.

General and administrative expenses for the 2025 third quarter were $2.1 million, compared to $2.3 million for the same period in 2024. The decrease was primarily due to lower payroll expense from the receipt of the ERC, partially offset by higher legal costs.

Net loss applicable to common stockholders for the 2025 third quarter was $1.4 million, or $0.54 per basic and diluted share, a 31% improvement from a net loss of $2.1 million, or $1.53 per basic and diluted share, for the same period in 2024.

As of September 30, 2025, the Company had cash of $2.7 million.

Exploration of Strategic Transactions

The Company also announced today that it is in the process of exploring one or more strategic transactions with certain third parties, which transactions may include the acquisition of a line of business that is in a different industry than the Company’s current business and/or the sale of all or substantially all of the Company’s current business. There can be no assurances that any such transaction will occur, and the Company expects to continue executing on its growth strategy during this process. The Company expects that the consummation of any such transaction would be subject to the Company obtaining stockholder approval and any such acquisition would involve the issuance of a substantial amount of Company securities. The Company has not set a timetable for the strategic review process, and the Company does not intend to provide updates until the Company determines that disclosure is appropriate or required.

About Ekso Bionics®

Ekso Bionics® is a leading developer of exoskeleton solutions that amplify human potential by supporting or enhancing strength, endurance and mobility across medical and industrial applications. Based upon its industry-leading expertise, the Company focuses on improving health and quality of life with advanced robotics designed to enhance, amplify, and restore human function. Ekso Bionics is the only known exoskeleton company to offer technologies that range from helping those with paralysis to stand up and walk, to enhancing human capabilities on job sites across the globe. The Company is headquartered in the San Francisco Bay Area and is listed on the Nasdaq Capital Market under the symbol “EKSO.” For more information, visit: www.eksobionics.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements may include, without limitation, statements regarding the plans, objectives and expectations of management with respect to the Company, including, the Company's evaluation of one or more strategic transactions, the structure of any such transaction(s), the expectation that any such transaction(s) would require stockholder approval and the Company's expected plans during the evaluation process. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control over. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing to fund and grow the Company's operations and necessary to develop or enhance the Company’s technology, the Company’s inability to successfully collaborate with its network of existing neuro-rehabilitation facilities, physicians, and DMEs in seeking CMS reimbursements, the Company’s inability to obtain future reimbursements from CMS in a timely manner and at the expected reimbursement levels, the Company’s inability to obtain insurance coverage beyond CMS, the Company’s inability to obtain additional indications of use for its devices, the timing of executing sales contracts with large hospital networks, the significant length of time and resources associated with the development of the Company’s products, the Company’s failure to achieve broad market acceptance of the Company’s products, the failure of the Company’s sales and marketing efforts or of partners to market the Company’s products effectively, adverse results in future clinical studies of the Company’s medical device products, the failure of the Company to obtain or maintain patent protection for the Company’s technology, the failure of the Company to obtain or maintain regulatory approval to market the Company’s medical devices, lack of product diversification, existing or increased competition, disruptions in the Company’s supply chain, and the Company's failure to implement the Company's business plans or strategies, including any potential strategic transaction(s). These and other factors are identified and described in more detail in the Company's filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K and its subsequently filed Quarterly Reports on Form 10-Q. To learn more about Ekso Bionics please visit the Company’s website at www.eksobionics.com or refer to the Company’s X page, formerly Twitter, at @EksoBionics. Any forward-looking statements made in this press release speak only as of the date of this press release. The Company does not undertake to update these forward-looking statements, except as required by law.

law.

Contact:

Stephen Kilmer

Investor Relations

Direct: (646) 274-3580

Email: skilmer@eksobionics.com

Ekso Bionics Holdings, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	September 30,	December 31,
	2025	2024
	(unaudited)
Assets
Current assets:
Cash	$2,722	$4,493
Restricted cash	-	2,000
Accounts receivable, net	6,048	7,238
Inventories	5,023	4,571
Prepaid expenses and other current assets	1,003	541
Total current assets	14,796	18,843
Property and equipment, net	1,237	1,577
Right-of-use assets	632	788
Intangible assets, net	4,152	4,580
Goodwill	431	431
Other assets	431	433
Total assets	$21,661	$26,652
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,661	$1,552
Accrued liabilities	1,930	2,352
Deferred revenues, current	1,700	1,956
Convertible promissory note, net	1,937	-
Notes payable, current	1,250	1,250
Lease liabilities, current	461	427
Total current liabilities	8,939	7,537
Deferred revenues	1,631	1,920
Notes payable, net	1,070	3,854
Lease liabilities	237	452
Warrant liabilities	-	1
Other non-current liabilities	105	181
Total liabilities	11,982	13,945
Stockholders' equity:
Common stock	36	22
Additional paid-in capital	268,065	262,203
Accumulated other comprehensive (loss) income	(700)	957
Accumulated deficit	(257,722)	(250,475)
Total stockholders' equity	9,679	12,707
Total liabilities and stockholders' equity	$21,661	$26,652

Ekso Bionics Holdings, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2025	2024	2025	2024

Revenue	$4,227	$4,129	$9,659	$12,835
Cost of revenue	1,678	1,920	4,485	6,038
Gross profit	2,549	2,209	5,174	6,797

Operating expenses:
Sales and marketing	1,313	1,760	4,710	5,424
Research and development	550	777	2,389	3,029
General and administrative	2,088	2,311	6,892	6,574
Total operating expenses	3,951	4,848	13,991	15,027

Loss from operations	(1,402)	(2,639)	(8,817)	(8,230)

Other (expense) income, net:
Interest expense, net	(18)	(79)	(154)	(210)
Gain on revaluation of warrant liabilities	-	14	1	440
Loss on modification of warrant	-	-	-	(109)
Unrealized gain on foreign exchange	4	634	1,969	194
Other expense, net	(5)	(2)	(20)	(2)
Total other (expense) income, net	(19)	567	1,796	313

Net loss	$(1,421)	$(2,072)	$(7,021)	$(7,917)

Net loss per share, basic and diluted	$(0.54)	$(1.53)	$(3.35)	$(6.37)

Weighted average number of shares of common stock outstanding, basic and diluted	2,616	1,354	2,166	1,244

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